Exhibit 99.1

BigBear.ai Announces Key Leadership Appointments in Finance and Corporate Development

Julie Peffer, Technology, Defense, and SaaS Veteran, to be Appointed Chief Financial Officer

Josh Kinley to Drive M&A Strategy as Chief Corporate Development Officer

COLUMBIA, Md.— June 2, 2022—BigBear.ai (NYSE: BBAI), a leader in AI-powered analytics and cyber engineering solutions, today announced that it has expanded its leadership team to better execute on its growth strategy. Effective June 13, 2022, current Chief Financial Officer Josh Kinley will take a new role as Chief Corporate Development Officer, and former Amazon executive Julie Peffer will become Chief Financial Officer of the Company.

Julie Peffer, a seasoned finance leader with deep experience in the defense and commercial sectors as well as SaaS modeling and pricing, joins BigBear.ai from MedeAnalytics, a healthcare analytics company, where she served as Chief Financial Officer since January 2021. Prior to that, Peffer served as Vice President, Finance at Amazon, where she stood up a strategic Finance organization that supported all customer-facing teams (global Sales, Marketing and Customer Support) and go-to-market strategies of Amazon Web Services (AWS) around the world.

As the Company’s first Chief Corporate Development Officer, Josh Kinley will drive strategic growth initiatives across the Company’s federal and commercial businesses, identifying and evaluating opportunities for Mergers and Acquisitions (M&A) and leading integration strategy and execution.

Both Kinley and Peffer will report to BigBear.ai Chief Executive Officer Dr. Reggie Brothers.

“Josh and Julie’s appointments truly represent a ‘win-win’ situation that will help accelerate our momentum and ensure we are positioned to capitalize on the rapidly growing demand for AI and ML solutions in the federal and commercial sectors,” said Dr. Brothers. “Josh has been instrumental in executing and integrating the mergers that formed BigBear.ai, establishing our public company infrastructure and leading the IPO workstream. His financial acumen, technology and management consulting background, as well as his intelligence community and defense experience, make him the ideal executive to take charge of our growth strategy.”

“We are also incredibly pleased to welcome Julie to our leadership team, and we are confident that her significant experience driving revenue growth and margin expansion through effective SaaS modeling and pricing will be a tremendous addition to our financial operations. Her deep understanding of our current and future customers makes her a perfect addition to the team,” added Dr. Brothers.

Kinley stated, “I’m excited to be able to focus my energy on the enormous market for our solutions and guide our growth strategy. I’m also excited to partner with Julie, as her experience and insights into our markets have already thoroughly impressed our entire team. I couldn’t think of a better person to ‘pass the baton’ to during a critical stage in our evolution from a services-led company to a commercial SaaS provider and AI powerhouse.”

“BigBear.ai’s heritage serving our national defense and intelligence communities puts the Company in a unique position to capitalize on the market’s hunger for powerful, predictive AI solutions that can be used by businesspeople to improve their operating efficiency and competitive position,” said Peffer. “I am thrilled to join the Company at such a pivotal time in its trajectory, and I look forward to working with Reggie, Josh, and the rest of the talented team at BigBear.ai to aggressively drive growth and create value for shareholders,” said Peffer.

Executive Bios

Mr. Kinley has served as the Chief Financial Officer of BigBear.ai since its founding in December 2020. He has more than 20 years of experience in the Intelligence Community and the Department of Defense and more than 12 years of experience as a Chief Financial Officer. He co-founded PCI in April 2008 and served as its Chief Financial Officer prior to its acquisition by BigBear.ai. Before that, he was the Senior Director of Acquisition Support at SI International and served as a management consultant to senior Intelligence Community executives. He began his career with the U.S. Army as a Military Intelligence Officer. Mr. Kinley earned his bachelor’s degree in Life Sciences from the United States Military Academy at West Point and his MBA from Johns Hopkins University with a focus on IT Management.

Ms. Peffer previously served as the Chief Financial Officer for MedeAnalytics, a healthcare analytics company, since January 2021. Prior to joining MedeAnalytics, she served as Vice President, Finance at Amazon for Amazon Web Services, where she built and led global finance operations in support of all customer-facing teams (Sales, Marketing, and Customer Support). Ms. Peffer held various financial executive leadership positions across multiple industries (Defense, Aerospace, Industrial Manufacturing, Software, Multi-Industry companies) with global strategic and operational expertise. She has successfully implemented strategies, initiatives, systems and solutions that drive and support employee development, organizational change, performance excellence and revenue growth including expertise in Six Sigma DMAIC and Lean. Prior to Amazon, Ms. Peffer was VP, Finance at Flowserve within the Flow Control Division with manufacturing operations in 25 countries, and previous to that she was at Raytheon Space & Airborne Systems, where she worked as CFO for the Intelligence, Surveillance and Reconnaissance business which included operations in the US, Germany and the UK. She has also held senior leadership positions at ITT, Lennox International, Textron, Sterling Software and Texas Instruments. She earned her bachelor’s degree in Finance and Management from Texas Tech University and her MBA from Baker University.

About BigBear.ai

BigBear.ai delivers AI-powered analytics and cyber engineering solutions to support mission-critical operations and decision-making in complex, real-world environments. BigBear.ai’s customers, which include the US Intelligence Community, as well as customers in manufacturing, logistics, commercial space, and other sectors, rely on BigBear.ai’s solutions to see and shape their world through reliable, predictive insights and goal-oriented advice. Headquartered in Columbia, Maryland, BigBear.ai has additional locations in Virginia, Massachusetts, Michigan, Alabama, Pennsylvania, Utah and California. For more information, visit: https://bigbear.ai and follow us on Twitter: @BigBearai.

Contacts

Tyler Sigmon

BigBear.ai

443-430-2622

Tyler.Sigmon@bigbear.ai

Reevemark

Paul Caminiti/Delia Cannan/Pam Greene

212-433-4600

bigbear.ai@reevemark.com

OR

investors@bigbear.ai